                                                                      Exhibit 12

                        UNITED TECHNOLOGIES CORPORATION
                                AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                              Nine Months Ended
                                                                September 30,
 In Millions of Dollars                                       1994           1993
 Fixed Charges:
   Interest on indebtedness                              $       178    $       192
   Interest capitalized                                           17             23
   One-third of rents*                                            76             76

   Total Fixed Charges                                   $       271    $       291

 Earnings:
   Income before income taxes and minority interests     $       860    $       660

   Fixed charges per above                                       271            291
   Less: interest capitalized                                   (17)           (23)
                                                                 254            268

   Amortization of interest capitalized                           32             31

   Total Earnings                                        $     1,146    $       959

 Ratio of Earnings to Fixed Charges                             4.23           3.30



* Reasonable approximation of the interest factor.
























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